DENTSPLY International World Headquarters Susquehanna Commerce Center 221 West Philadelphia St. York, PA 17405-0872 (717) 849-4243 Direct (717) 849-4756 Fax

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For further information contact:
Michele E. Mummert
Manager, Corporate Communications
Phone 717-849-4465
Email: michele.mummert@dentsply.com                                    For Immediate Release

DENTSPLY INTERNATIONAL NAMES WILLIE A. DEESE AS DIRECTOR

York, PA – February 11, 2011 – DENTSPLY International Inc. (NASDAQ-XRAY) announced today that Willie A. Deese has been appointed to serve as a member of the Board of Directors with his initial term expiring at the 2012 Annual Meeting of Shareholders. Mr. Deese is Executive Vice President of Merck & Co., Inc. and has been President of the Merck Manufacturing Division since May 2005. In this role, Mr. Deese oversees 92 manufacturing sites spanning 30 countries, has led manufacturing for the introduction of multiple new medicines and vaccines, and implemented lean manufacturing across the company's manufacturing network. Mr. Deese joined Merck, a $46 billion global biopharmaceutical company, in January 2004 as Senior Vice President of Global Procurement.

Throughout his career, Mr. Deese has been actively involved in the operational and financial aspects of several market leading companies, with more than a decade of senior executive experience. Mr. Deese began his career in 1976 at Digital Equipment Corp. in Springfield, Mass. and joined SmithKline Beecham Pharmaceuticals in Philadelphia in 1992, ultimately becoming Vice President and Director, Purchasing. In 1996, Mr. Deese served as Vice President of Purchasing, at Kaiser Permanente in Oakland, Calif. In 1997, he returned to SmithKline Beecham as Senior Vice President and Director of Purchasing. Mr. Deese led the integration of the Glaxo and SmithKline procurement organizations through their merger, becoming Senior Vice President, Global Procurement and Logistics for GlaxoSmithKline in 2001.

Mr. Deese earned his B.A. in Business Administration at North Carolina A&T State University in 1977, and his M.B.A. at Western New England College in 1983.

Bret Wise, DENTSPLY's Chairman and Chief Executive Officer, states, “Our Company is pleased to have someone with Mr. Deese’s broad executive experience and talent join our Board of Directors. Willie is highly regarded in the pharmaceutical industry and will contribute to DENTSPLY’s successful achievement of strategic business initiatives.”

DENTSPLY designs, develops, manufactures and markets a broad range of professional dental products including dental implants, endodontic instruments and materials, orthodontic appliances, restorative materials, preventive materials and devices, and prosthetic materials and devices. The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

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